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                                                                         EX-4.2

                                  Amendment to
                          Harrah's Entertainment, Inc.
                           1990 Restricted Stock Plan
                          ----------------------------



        Harrah's Entertainment, Inc. (the "Company") hereby adopts this Amendment to the 1990 Restricted Stock Plan (the "Plan"), effective April 30, 1998.

        Section 4(e) of the Company's 1990 Restricted Stock Plan is amended to add the following provision at the end thereof:

         "Provided, however, the Committee shall have authority from time to time to approve a restricted stock award containing a provision that allows vesting of the award in whole or in part during a period of time as may be approved by the Committee beyond employment termination, including during salary continuation, not to exceed an extension of three years, and shall further have authority from time to time to approve such an extension of vesting for any outstanding award of restricted stock where such approval occurs before or within 90 days after the date of termination of employment or the date salary continuation commences."

        This Amendment was duly adopted by the Human Resources Committee of the Board of Directors of the Company on April 30, 1998.

                                               /s/ Rebecca W. Ballou
                                               -----------------------------
                                               Rebecca W. Ballou
                                               Secretary of Harrah's
                                               Entertainment, Inc.




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